Exhibit 10.1

JAMES RIVER COAL COMPANY

ANNUAL INCENTIVE COMPENSATION PLAN

1.    PURPOSE.

The Board of Directors (the “Board”) of James River Coal Company (the “Company”) has determined that certain executives and corporate managers of the Company contribute substantially to the growth, success and financial performance of the Company. The purpose of this Plan is to reward such individuals with a cash bonus (“Financial Award”) when the Company achieves certain annual financial goals established by the Board. Financial Awards may vary based upon the achievement of certain pre-established safety goals and the individual performance of participants during the Plan Year.

2.    PLAN YEAR.

This Plan will operate on a calendar year basis. The first Plan Year will be from January 1, 2007 through December 31, 2007. Thereafter, each Plan Year will be for a subsequent calendar year period until the Plan is terminated by the Board.

3.    PARTICIPANTS.

The Compensation Committee of the Board (the “Committee”) shall designate and approve participants in the Plan. Those individuals listed on Exhibit A will participate during the 2007 Plan Year (each a “Participant”). The Committee shall have the right to add or remove Participants from time to time as it deems appropriate in its sole discretion. When a Participant is added during the course of a Plan Year, his/her Financial Award shall be prorated based upon length of service during the Plan Year, unless otherwise determined by the Committee.

4.    CORPORATE FINANCIAL GOALS AND PERFORMANCE MEASURE.

The Committee shall establish a Target Financial Goal for each Plan Year. The Target Financial Goal shall be a designated level of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for such year. EBITDA shall be defined as net income before federal income taxes, excluding net gains or losses on investments, and before deduction for any expenses attributable to Interest, Depreciation or Amortization, as derived from the annual audited financial statements of the Company for such Plan Year.

5.    SAFETY GOALS AND INDIVIDUAL PERFORMANCE GOALS.

The Committee shall also establish annually one or more safety and/or individual performance goals applicable to individual Participants. The weighting of such goals in determining a Participant’s Financial Award may vary from individual to individual, but will not exceed the percentages shown on Exhibit A.

6.    PARTICIPANT FINANCIAL AWARDS.

No later than March 15 following the end of each Plan Year, the Committee shall determine a Participant’s Financial Award for such Plan Year based upon (i) the financial performance of the Company in relation to the Target Financial Goal; (ii) the safety performance of the subsidiary or subsidiaries in relation to the safety goals applicable to that Participant; and (iii) the Participant’s individual performance during such Plan Year, all such criteria being weighted for each respective Participant as set forth on Exhibit A. Each Participant shall have a predetermined bonus level, dependent upon his/her level of responsibility within the Company, that is a percentage of such Participant’s annual base salary (the “Award Opportunity”). The Award Opportunity for each Participant in the 2007 Plan Year is set forth on Exhibit A. The Committee shall have the authority to set and amend the Award Opportunity and the weighting of the criteria applicable to individual Participants in the Plan. Financial Awards shall be calculated by applying the Award Multiplier set forth on Exhibit A when the Company’s actual EBITDA exceeds the Target Financial Goal for the Plan Year. All Financial Awards shall be paid in a cash, lump sum payment no later than March 15 following the end of the Plan Year, or, if later, when the annual audited financial statements are finalized.

7.    TERMINATION OF EMPLOYMENT.

Except as otherwise provided in Section 8 below, if a Participant’s employment terminates, voluntarily or involuntarily, at any time during the Plan Year or prior to payment of a Financial Award for the Plan Year for any reason other than Normal Retirement, Early Retirement, Death or Disability (all as defined in the James River Retirement Plan), no Financial Award or payment under this Plan shall be earned, due or payable.

If a Participant’s employment terminates during the Plan Year due to Normal Retirement, Early Retirement, Death or Disability (all as defined in the James River Retirement Plan), the Financial Award earned pursuant to this Plan will be prorated based upon the date of such occurrence and the base salary earned through such date, and shall be paid to the Participant in a lump sum no later than March 15 following the end of the Plan Year in which the termination occurs, or, if later, when the annual audited financial statements are finalized.

8.    CHANGE OF CONTROL.

In the event that a “Change of Control” as defined in the Company’s Severance and Retention Plan (but excluding the proviso at the end of such definition) occurs after conclusion of a Plan Year for which Financial Awards have been earned but not yet paid, such awards shall be paid to Participants as soon as practicable. In addition, upon the occurrence of a Change of Control all Participants shall become immediately vested and entitled to receive within thirty (30) days after such event, provided they are still employed by the Company immediately prior to such Change in Control, their Financial Awards at the Target Financial Goal for the Plan Year during which the Change of Control occurs.

9.    ADMINISTRATION OF THIS PLAN.

A.    GENERAL. The Board has delegated authority for the overall administration of the Plan to the Compensation Committee of the Board. Actions of the Committee may be taken by the vote of a majority of its members at a meeting or through written or electronic ballot in lieu of a meeting. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administration responsibilities. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. The Committee shall administer and interpret the Plan in a manner that it reasonably determines is consistent with the requirements of Internal Code section 409A.

B.    DISCRETION. As soon as practicable after the end of the Plan Year and no later than the March 15, or, if later, when the annual audited financial statements are finalized, the Committee shall certify the level at which the Target Financial, individual, and safety goals have been met and shall approve payments for Participants, if deemed reasonable by the Committee. The Committee may use discretion to reduce or to increase Awards to be paid in accordance with this Plan.

C.    DETERMINATION OF EMPLOYMENT. The Committee will have the right to determine, with respect to any Participant, the commencement date or termination date of the Participant’s employment with the Company solely for purposes of this Plan, separate and apart from any determination as may be made by the Company with respect to the individual’s employment.

D.    AMENDMENTS. The Committee will have the power to amend or terminate this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants.

E.    NO LIABILITY. No member of the Board of Directors of the Company or the Committee or any employee of the Company (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Persons, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

10.    GENERAL RULES.

A.    TAX WITHOLDINGS. As a condition to the payment of any amount under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (1) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

B.    NO RIGHTS TO OTHER PAYMENTS. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from the Company under any other alternative plans, arrangements or contracts the Company may have with any employees or group of employees of the Company.

C.    BENEFICIARY. For the purpose of the Plan, a beneficiary shall be either (1) the named beneficiary designated by the Participant under this Plan, (2) the named beneficiary or beneficiaries designated by the Participant under the Company’s group life insurance plan, or (3) in the absence of any such designation, a legal representative of the Participant, duly appointed in the case of incompetence or death of the Participant. A Participant may revoke or change any designation. To be effective, the designation of a named beneficiary or beneficiaries, or any change in or revocation of any designation, must be on a form provided by the Company, signed by the Participant, and filed with the Company’s Manager of Benefits, prior to the death or disability of such Participant. Any such designation, change or revocation shall be ineffective to invalidate any cash payment made or other action taken by the Company pursuant to the Plan prior to the receipt of same by the Company. The determination by the Company of a beneficiary or beneficiaries, or the identity thereof, or the rights of same, based on proof by affidavit or other written evidence satisfactory to the Company shall be conclusive as to the liability of the Company, and any payment made in accordance therewith shall discharge the Company of its obligation under the plan for such payment.

D.    SEVERABILITY. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), or inconsistent with the requirements of Internal Revenue Code section 409A, such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

E.    ENTIRE AGREEMENT. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

F.    NO THIRD PARTY BENEFICIARIES. Except as expressly provided therein, this Plan will not confer on any person other than the Company and the Participant or the Participant’s beneficiary any rights or remedies thereunder. The exculpation and indemnification provisions of Section 9 E will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

G.    COMPANY’S SUCCESSORS AND ASSIGNS. The term of this Plan will be binding upon and inure to the benefit of the Company and its successors and assigns.

H.    RIGHT TO DISCHARGE. Nothing contained in this Plan will confer on any Participant any right to be continued in the employ of the Company or to be included in any future plans of similar nature.

11.    DISPUTES.

A.    GOVERNING LAWS. This Plan will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflict of laws.

B.    JURISDICTION. The Company and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the City of Richmond, the Commonwealth of Virginia over any suit, action or proceeding arising out of or relating to or concerning this Plan. The Company and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with the Company.

C.    WAIVER. The Company and each Participant waive, to the fullest extent permitted by applicable law, any objection that the Company and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 11B. The Company and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan in any forum other than a forum described in Section 11B.

D.    SERVICE OF PROCESS. Each Participant irrevocably appoints the Secretary of the Company at 901 E. Byrd Street, Suite 1600, Richmond, Virginia 23219, as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan. The Secretary will promptly advise the Participant of any such service of process.

E.    CONFIDENTIALITY. Each Participant must keep confidential any information concerning any Award made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as a necessary to the prosecution or defense of the dispute).

12.    TERM OF PLAN.

This Plan will continue until suspended or terminated by the Board in its sole discretion.